MERRILL LYNCH BOND FUND, INC.

INTERMEDIATE TERM PORTFOLIO

SERIES NO. 3

FILE # 811-2857

ATTACHMENT 770

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
10/25/2005	HRPT Properties Trust 5.75% 11/1/15	250,000,000	660,000

Merrill Lynch

RBC Capital Markets

Wachovia Securities

BNY Capital Markets

Banc of America Sec.

Brookstreet Sec.

Comerica Sec.

Ferris, Baker Watts

RBS Greenwich Capital

Harris Nesbitt

KeyBanc Capital Markets

McGinn, Smith & Co.

Morgan Keegan & Co.

Oppenheimer & Co.

PNC Capital Markets

Piper Jaffray

SG Corp & Investment Bank

Stifel, Nicolaus & Co.

SunTrust Robinson Humphrey

Wedbush Morgan Sec

Wells Fargo Sec.

12/7/2005	Istar Financial 5.80% 3/15/11	250,000,000	472,000	Merrill Lynch UBS Investment Bank HSBC RBC Capital Scotia Capital
12/9/2005	Burlington Northern Santa Fe 6.61% 12/15/55	500,000,000	905,000	Merrill Lynch Goldman Sachs Banc of America JP Morgan Barclays Capital Wachovia Securities
3/7/2006	Anheuser-Busch Cos Inc 5.75% 4/1/36	300,000,000	445,000	J.P. Morgan Morgan Stanley UBS Investment Bank Banc of America Barclays Capital Citigroup Merrill Lynch SunTrust Robinson Humphrey

3/9/2006	MUFG Capital Finance 1 LTD 6.35% 7/29/49	2,300,000,000	635,000	Merrill Lynch J.P. Morgan Morgan Stanley UBS Limited Mitsubishi UFJ Deutsche Bank Nomura International
3/15/2006	Xerox Corp 6.40% 3/15/16	700,000,000	1,385,000	J.P. Morgan Goldman Sachs Citigroup Banc of America Bear Stearns Deutsche Bank Barclays Capital BNP Paribas Merrill Lynch
3/17/2006	Tyson Foods Inc 6.60% 4/1/16	1,000,000,000	645,000	Merrill Lynch Barclays Capital JP Morgan Rabo Securities Scotia Capital Stephens Inc. SunTrust Robinson Humphrey
3/20/2006	CIT Group Inc. 6.00% 4/1/16	500,000,000	420,000	Citigroup Goldman Sachs J.P. Morgan Banc of America Bear Stearns Merrill Lynch Morgan Stanley RBS Greenwich Capital Wachovia Securities Mizuho International Mitsubishi UFJ Securities